Exhibit 99.1

GAMING PARTNERS INTERNATIONAL CORPORATION (NASDAQ: GPIC)

Gerard Charlier, Chief Executive Officer at 702/384-2425

Jerry Freisleben or John Foley, Foley/Freisleben LLC at 213/955-0020

GAMING PARTNERS INTERNATIONAL TO SUPPLY RFID PLAQUES
TO GALAXY STARWORLD CASINO IN MACAU

LAS VEGAS, Nev. (May 18, 2005)—Gaming Partners International Corporation (Nasdaq-NMS: GPIC), a leading manufacturer and supplier of casino table game equipment under the Paulson, Bud Jones and B&G brands, today announced that Macau Galaxy Group renewed its confidence in GPI with the confirmation of an order for over 285,000 RFID plaques to be supplied to the flagship casino of the group, Starworld Casino.

This is another major deal for GPI’s international group that supplied all the chips and plaques to Galaxy’s other operations including: Waldo, Rio, President and Grand Waldo. The plaques are to be embedded with 13.56 MHz RFID microchips supplied by Magellan in Australia and securely embedded inside the plaques by GPI.

Vice President of Casino Operations for Galaxy Starworld, Mick Caban, said, “I have been using the B&G plaques for many years and this is a unique product perfectly suited for the Macau market. The addition of the RFID technology to this high quality and high security product represents a major advantage for Starworld. We are pleased to pursue our collaboration with GPI, whose service has been outstanding with great flexibility and reliability.”

The B&G plaques have been extremely popular with Macau casino players over decades with their unparalleled aesthetics, styles and finishes. They remain a favorite choice for leading casino operators, particularly for “high-roller” operations, the company disclosed.

 “This order confirms GPI as the undisputable world leader in RFID technology provider to the table gaming industry,” declared Christophe Leparoux, manager international sales and marketing for GPI. “All of our products (value chips, jetons and plaques) are now available with both 125 KHz and 13.56 MHz RFID technologies.

Gaming Partners to Supply RFID Products to Galaxy Starworld/2-2-2

The choice is up to the customers, depending if their focus is on security or operational applications. The very demanding Macau market requires high tech innovative products that offer great protection against counterfeiting while maintaining the intrinsic specifications of the products both the players and the dealers have been used to. This quality is just what we will deliver to Starworld and we are very proud to be associated yet again with Galaxy on this project.”

About the Company

GPIC manufactures and supplies gaming chips, table layouts, playing cards, dice, gaming furniture, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette. GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; and Atlantic City, New Jersey. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

This press release may contain certain forward-looking statements that are subject to risks and uncertainties. GPIC’s expectations regarding operating results and operating efficiencies, including the growth of new product markets, may not be met. Factors that could cause actual results to vary materially from these forward-looking statements include: reduction in growth rate of new and existing casinos and markets, particularly in Asia, failure of the industry to accept RFID technology generally, or 125KHz or 13.56 MHz RFID technologies, with respect to gaming chips and readers, potential patent infringement issues, development of competing technologies by our competitors, timing and volume of customer demand for our casino products, customer cancellation of orders included in our backlog, timing of new casino openings and expansions, failure of the industry to accept RFID technology with respect to gaming chips and readers, domestic or international terrorists incidents, and unexpected taxes, charges, costs or difficulties in consolidating the operations of the companies. Additional information concerning factors and risks that could affect these statements and GPIC’s financial condition and results of operations are included in GPIC’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006.

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